Exhibit 99.1

GulfMark Offshore Announces
First Quarter 2011 Operating Results
HOUSTON, April 25, 2011 ¯ GulfMark Offshore, Inc. (NYSE: GLF) today reported a net loss of $1.2 million, or $0.05 per diluted share, on revenues of $81.3 million for the quarter ended March 31, 2011.
Bruce Streeter, President and CEO, commented, “We knew that it was going to be a tough quarter, and it turned out as we anticipated. We are encouraged with both short- and long-term trends, although there is some potential that the remainder of the first half of 2011 will be challenging. In the near term, we are encouraged by the issuance of offshore drilling permits in the U.S. Gulf of Mexico, which should restart deepwater activity, and by improvements in the North Sea that suggest a very strong summer season. Longer term, the rapidly expanding order book of jackups, semi-submersibles and drillships, coupled with the recent oil and gas finds in frontier areas, bodes well for 2012 and beyond.”
Consolidated First Quarter Results
Consolidated revenue for the first quarter of 2011 was $81.3 million, a decrease of 8%, or $6.6 million, from the fourth quarter of 2010. Consolidated operating income was $4.3 million, down 76%, or $13.4 million, from the fourth quarter amount. The lower sequential quarterly operating income amount is principally the result of the reduction in revenue and an increase in drydock expenditures of $4.7 million.
Regional Results
During the first quarter, the average day rate in the North Sea region was up approximately 4%, yet overall first quarter revenue in the region was down $2.5 million, or 7%, from the fourth quarter due to lower utilization. The typical seasonal weakness in the North Sea was amplified by performing maintenance on two large AHTSs and by drydocking several vessels. The resulting decrease in revenue was partially offset by vessels going to work at higher day rates and by customers exercising higher day rate options.
The decrease in drilling activity in the U.S. Gulf of Mexico continued to negatively affect the Americas region during the first quarter of 2011. Revenue for the Americas region was $30.4 million, a decrease of 11%, or $3.6 million, from the prior quarter. The prior quarter benefited from spill-related activities early in that quarter, but beginning late in the fourth quarter, utilization dropped significantly in the U.S. Gulf of Mexico and has since been consistently low. However, utilization is starting to show signs of improvement and the recent approval of offshore drilling permits should enhance utilization throughout the remainder of 2011.

GulfMark Offshore, Inc.
Press Release
April 25, 2011

Revenue for the Southeast Asia region was $15.5 million for the first quarter of 2011, a decrease of $0.5 million, or 3%, compared to the fourth quarter of 2010. Utilization increased approximately five percentage points to 83% for the quarter as utilization of the last two vessels delivered into the region steadily increased during the quarter. The gain in utilization also reflected vessels having less idle time between charters. Overall, the region continues to deliver operating income margins above 60%.
Consolidated Operating Expenses
Direct operating expense for the first quarter was $44.3 million, approximately 4% above the 2010 annual average quarterly run rate, reflecting higher levels of maintenance activity and consistent with the Company’s anticipated direct operating expense level for 2011. Consolidated drydock expense was approximately $6.5 million in the first quarter. The Company expects full year 2011 drydock expense to be approximately $17.0 million. Consolidated general and administrative expense was $11.4 million for the first quarter, an increase of approximately 4% from the average quarterly run rate for the prior year, but consistent with the Company’s projected rate for 2011.
Liquidity, Capital Commitments and Contract Cover
Cash flow from operations totaled $5.0 million in the first quarter of 2011. Cash on hand at March 31, 2011 was $105.5 million, and as of that date $10 million had been drawn on the Company’s $175.0 million revolving credit facility. Total debt at March 31, 2011 was $328.1 million, and debt, net of cash on hand, was $222.6 million. Quarterly principal amortization on the term-loan facility is $8.3 million. Capital expenditures during the first quarter totaled $1.5 million, and there are currently no capital commitments related to the construction or purchase of vessels. Total capital expenditures for all of 2011 pertaining to the improvement and enhancement of existing vessels are anticipated to be less than $15.0 million. Total backlog of contracted revenue is $698.5 million.
Outlook
CEO Bruce Streeter commented on the outlook for the Company, stating, “We look to the future with increasing optimism. Clearly the weakness expected in the first quarter occurred. However, we used that period to prepare ourselves to take advantage of opportunities the rest of this year and beyond. As we look at our fleet position, our balance sheet strength and our strategic objectives, we are comfortable and confident that we are prepared to take advantage of a strengthening market which may be happening sooner than many expect.
“We are optimistic that drilling activity in the U.S. Gulf of Mexico will begin to steadily increase throughout the remainder of 2011. We are preparing for this increase, and have taken the opportunity to drydock and modify our vessels accordingly. Although the U.S. Gulf of Mexico market has been challenging, the exodus of a significant number of higher-specification vessels during the drilling moratorium, combined with a renewed emphasis on safety and well-trained professional mariners, positions GulfMark’s technologically advanced fleet to take full advantage of the upcoming increase in demand.

GulfMark Offshore, Inc.
Press Release
April 25, 2011

“International vessel demand and operations continue to perform well. The pace of new construction rig orders is as strong as I have ever seen,” Mr. Streeter said. “The high level of orders, almost exclusively deepwater directed or high specification, is clearly indicative of enhanced and increased activity in the areas our fleet is designed to support. We intend to position GulfMark to be ready to service these rigs.”
Conference Call/Webcast Information
GulfMark will conduct a conference call to discuss the Company’s earnings with analysts, investors and other interested parties at 9:00 a.m. Eastern time on Tuesday, April 26, 2011. To participate in the teleconference, investors in the U.S. should dial 1-877-317-6789 at least 10 minutes before the start time and reference GulfMark. Canada-based callers should dial 1-866-605-3852, and international callers outside of North America should dial 1-412-317-6789. The webcast of the conference call also can be accessed by visiting the company’s website, www.gulfmark.com. An audio file of the earnings conference call will be available on the company’s website approximately two hours after the end of the call.
GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of offshore support vessels serving major offshore energy markets in the world.

Contact: E-mail:	Quintin V. Kneen Executive Vice President & Chief Financial Officer Quintin.Kneen@GulfMark.com (713) 963-9522
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: the price of oil and gas and its effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company’s filings with the SEC, including the registration statement and the Company’s Form 10-K for the year ended December 31, 2010. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.

GulfMark Offshore, Inc.
Press Release
April 25, 2011

Operating Data (unaudited)	Three Months Ended
(in thousands, except per share data)	March 31,	December 31,	March 31,
	2011	2010	2010

Revenue	$81,289	$87,854	$84,651
Direct operating expenses	44,318	43,182	43,069
Drydock expense	6,524	1,817	6,964
General and administrative expenses	11,423	10,606	11,731
Depreciation and amortization expense	14,675	14,515	13,975
(Gain) loss on sale of assets	10	—	—
Impairment charge	—	—	—

Operating Income	4,339	17,734	8,912

Interest expense	(5,727)	(5,835)	(4,989)
Interest income	67	246	105
Foreign currency gain (loss) and other	(58)	(284)	1,781

Income (loss) before income taxes	(1,379)	11,861	5,809
Income tax benefit	212	3,375	15,734

Net Income (Loss)	$(1,167)	$15,236	$21,543

Diluted earnings (loss) per share	$(0.05)	$0.59	$0.84
Weighted average diluted common shares	25,679	25,819	25,544

Other Data (dollars in thousands)
Revenue by Region
North Sea	$35,399	$37,908	$35,275
Southeast Asia	15,535	15,998	15,827
Americas	30,355	33,948	33,549

Rates Per Day Worked
North Sea	$17,789	$17,046	$16,771
Southeast Asia	15,248	16,209	18,039
Americas	14,194	14,674	13,362

Overall Utilization
North Sea	87.1%	93.5%	90.2%
Southeast Asia	83.2%	78.5%	83.1%
Americas	70.5%	73.0%	79.8%

Average Owned Vessels
North Sea	25.0	25.0	25.3
Southeast Asia	14.0	14.0	12.0
Americas	35.0	35.0	36.0

Total	74.0	74.0	73.3

Drydock Days
North Sea	71	19	50
Southeast Asia	11	20	61
Americas	109	21	94

Total	191	60	205

Drydock Expenditures (000’s)	$6,524	$1,817	$6,964

GulfMark Offshore, Inc.
Press Release
April 25, 2011

(dollars in thousands)	March 31,	December 31,	March 31,
	2011	2010	2010

Balance Sheet Data
Cash and cash equivalents	$105,516	$97,195	$48,227
Working capital	117,106	101,501	47,564
Vessels, equipment and other fixed assets, net	1,193,407	1,191,280	1,169,179
Construction in progress	3,018	2,920	54,921
Total assets	1,485,458	1,464,450	1,530,961
Long-term debt (1)	294,779	293,095	318,044
Shareholders’ equity	965,135	945,957	984,952
(1) Current portion of long-term debt included in working capital.

Cash Flow Data
Cash flow from operating activities	$5,041	$34,214	$21,935
Cash flow used in investing activities	(1,522)	(7,987)	(55,173)
Cash flow from (used in) financing activities	2,793	(17,443)	(9,442)

Forward Contract Cover	2011		2010

North Sea	83%		61%
Southeast Asia	54%		88%
Americas	60%		44%

Total	66%		57%

Forward Contract Cover	2012		2011

North Sea	61%		36%
Southeast Asia	25%		51%
Americas	26%		18%

Total	37%		30%

Vessel Count by Reporting Segment
	North Sea	Southeast Asia	Americas	Total

Owned Vessels as of February 23, 2011	25	14	35	74

Newbuild Deliveries	0	0	0	0
Sales & Dispositions	0	0	0	0

Owned Vessels as of April 25, 2011	25	14	35	74
Managed Vessels	13	1	1	15
Total Fleet as of April 25, 2011	38	15	36	89